AMENDMENT TO RESTATED AGENCY AGREEMENT

         This Amendment is made and entered into this 1st day of July, 2001 by and among LIBERTY FUNDS SERVICES, INC., a Massachusetts corporation ("LFS") and each of LIBERTY-STEIN ROE FUNDS MUNICIPAL TRUST, LIBERTY-STEIN ROE FUNDS INCOME TRUST AND LIBERTY-STEIN ROE FUNDS INVESTMENT TRUST, each a Massachusetts business trust (each, a "Trust," and collectively, the "Trusts").

         WHEREAS, each Trust and LFS previously entered into a Restated Agency Agreement dated August 1, 1995 (the "Agreement"); and

         WHEREAS, the parties desire to amend Schedule A (regarding compensation) and Schedule B (regarding series of the Trusts that are covered by the Agreement).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

          1. Schedule A of the Agreement is amended and restated in its entirety as follows:

          Each Fund that is a series of a Trust shall pay LFS for the services to be provided by LFS under the Agreement an amount equal to the sum of the following:

               1.   The Fund's Share of LFS Compensation; PLUS
               2. A transaction fee of $1.40 per Transaction occurring in Fund Accounts during any month; PLUS
               3.   An account fee for Open Accounts of $4.00 per annum; PLUS
               4.   An account fee for Closed Accounts of $1.50 per annum; PLUS
               5. The Fund's Allocated Share of LFS Reimbursable Out-of-Pocket Expenses.

          Also, LFS shall be able to recover from the Funds, in the same manner it charges for LFS Reimbursable Out-of-Pocket Expenses, fees payable to DST under the remote services agreement with DST and one-time expenses incurred during the conversion from CTRAN to DST. Such expenses will be recovered at a rate of 1/24th per month.

          All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds' independent accountants.

          Definitions

                    "Allocated Share" for any month means that percentage of LFS Reimbursable Out-of-Pocket Expenses which would be allocated to the Fund for such month in accordance with the methodology described in Exhibit 1 hereto.

                    "Closed Account" is any account on the books of LFS representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance of zero and does not meet account purge criteria. The Closed Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum charge.

                    "LFS Reimbursable Out-of-Pocket Expenses" means (i) out-of-pocket expenses incurred on behalf of the Fund by LFS for stationery, forms, postage and similar items, (ii) networking account fees paid to dealer firms by LFS on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation's networking system, which fees are approved by the Trustees from time to time and (iii) fees paid by LFS or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund in respect of expenses similar to those referred to in clause (i) above, to the extent the Trustees have approved the reimbursement by the Fund of such fees.

                    "Distributor Fees" means the amount due LFS pursuant to any agreement with the Fund's principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Fund.

                    "Fund" means each of the open-end investment companies advised or administered by CMA that are series of the Trusts which are parties to the Agreement.

                    "Fund Accounts" means all Open Accounts and all Closed Accounts.

                    "Fund's Share of LFS Compensation" for any month means 1/12 of an amount equal to 0.06 percent of the average daily closing value of the total net assets of the Fund for such month.

                    "Open Accounts" is any account on the books of LFS representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance greater than zero. The Open Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum change.

                    "Transaction" means any activity that has occurred relating to any Fund Account, including all debits and credits to account balances as well as maintenance and service activities performed with respect to such Fund Account in any month.

               2. Schedule B of the Agreement is amended and restated in its entirety in the form attached hereto.


LIBERTY-STEIN ROE FUNDS MUNICIPAL TRUST
LIBERTY-STEIN ROE FUNDS INCOME TRUST
LIBERTY-STEIN ROE FUNDS INVESTMENT TRUST


By:     /s/William J. Ballou
         William J. Ballou, Secretary


LIBERTY FUNDS SERVICES, INC.


By:      /s/Mary D. McKenzie
         Mary D. McKenzie, President

                                    EXHIBIT 1

                          METHODOLOGY OF ALLOCATING LFS
                       REIMBURSABLE OUT-OF-POCKET EXPENSES


1. LFS Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

     A.   Identifiable                Based on actual services performed and
                                      invoiced to a Fund.

     B.   Unidentifiable              Allocation will be based on three evenly
                                      weighted factors.

                                      -    number of shareholder
                                           accounts

                                      -    number of transactions

                                      -    average assets

                                   Schedule B

The Series of the Trusts covered by the Agreement are as follows:

LIBERTY-STEIN ROE FUNDS MUNICIPAL TRUST
         Stein Roe High-Yield Municipals Fund
         Stein Roe Intermediate Municipals Fund
         Stein Roe Managed Municipals Fund
         Stein Roe Municipal Money Market Fund

LIBERTY-STEIN ROE FUNDS INCOME TRUST
         Stein Roe Cash Reserves Funds
         Stein Roe High Yield Fund
         Stein Roe Income Fund
         Stein Roe Intermediate Bond Fund

LIBERTY-STEIN ROE FUNDS INVESTMENT TRUST
         Liberty Growth Investor Fund
         Liberty Midcap Growth Fund
         Stein Roe Asia Pacific Fund
         Stein Roe Balanced Fund
         Stein Roe Capital Opportunities Fund
         Stein Roe Focus Fund
         Stein Roe European Thematic Equity Fund
         Stein Roe Global Thematic Equity Fund
         Stein Roe Growth Stock Fund
         Stein Roe International Fund
         Stein Roe Small Company Growth Fund
         Stein Roe Young Investor Fund